State of Delaware
Certificate of Trust

CLEARWATER INVESTMENT FUND


This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. Section 3801, et seq.) and sets forth the following:

1.      NAME. The name of the trust is The Clearwater Investment Fund.

2. REGISTERED AGENT. The name and address of the trustee or Registered Agent is (meeting the requirements of subsection 3807) Corporate Service Company 2711 Centerville, Road, Suite 400, Wilmington, Delaware, County of New Castle, 19808.

3. EFFECTIVE DATE. This Certificate of Trust shall be effective upon the date and time of filing.

4. ADDITIONAL INFORMATION. The Clearwater Investment Fund is an open-end investment company (a mutual fund) that offers investment portfolios, the Quantum fund and the Quantum Fixed Income Fund ("collectively, the "funds") or individually, the fund.

         IN WITNESS WHEREOF, the undersigned being a Trustee of the Trust have executed this instrument as of the date first written above.

/s/ Jamie D. Atkins
Jamie D. Atkins